APPENDIX A

Dated as of February 19, 2019

List of Series and Classes of the Fund to which Agreement Applies

Fund	Share Class	Symbol	Cusip

OnTrack Core Fund	Investor Class	OTRFX	00771F103
The Gold Bullion Strategy Fund	Investor Class	QGLDX	00771F202
Quantified Managed Income Fund	Investor Class	QBDSX	00771F400
Quantified All-Cap Equity Fund	Investor Class	QACFX	00771F509
Quantified Market Leaders Fund	Investor Class	QMLFX	00771F608
Quantified Alternative Investment Fund	Investor Class	QALTX	00771F707
Spectrum Low Volatility Fund	Investor Class	SVARX	00771F871
Spectrum Advisors Preferred Fund	Investor Class	SAPEX	00771F798
Kensington Managed Income Fund	Institutional Class